Company Contact:
Iron Eagle Group, Inc.
Mr. Jason M. Shapiro, CFA, CPA, J.D.
Executive Vice President of Corporate Strategy
Phone : +1 (917) 969-4845
Email: jasons@ironeaglegroup.com
Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group (IEAG) Announces Execution of Definitive Agreement to acquire Southeastern Infrastructure Company

New York, NY - August 24, 2010 - Iron Eagle Group, Inc. (OTCQB: IEAG) today announced that it has entered into a definitive agreement to acquire the assets of Farache Enterprises, Inc., a leading Florida based regional site development, excavation, and road building construction firm. Farache's business and assets will be transferred to a new entity 100% owned by Iron Eagle and will be called Farache Enterprises, a division of Iron Eagle Group, Inc. Moshe Farache, President and Founder of Farache Enterprises, Inc. will become President of the new division.

"We are very excited about establishing a strong base in Florida and the Southeast. Due to the strong growth in that region, there is considerable Federal and State infrastructure work in process and scheduled for the next decade in the Southeast." commented Michael Bovalino, Chief Executive Officer of Iron Eagle Group. He further added "Farache has continuously built and improved market share, and we are confident that we will be able to further augment that growth and build additional value for all of our stakeholders".

"I was immediately impressed with the institutional quality and deep construction experience of the management team that Iron Eagle has assembled," stated Moshe Farache, President and Founder of Farache Enterprises, Inc. He added, "On behalf of myself and our employees, we anticipate wonderful growth, continued profitability, and improved customer service, business practices, and efficiencies as part of the Iron Eagle Group. "

The final closing is expected to occur in the next 30 days. During this time period, Iron Eagle's management team is working closely with the team at Farache to insure a smooth transition.

About Farache Enterprises, Inc.

Farache Enterprises, is the premier total site development and engineering contractor in southern Florida with a successful track record of engagements and high industry reputation for integrity, reliability, and work quality. Farache engages primarily in site development projects for the construction of buildings, parking structures, streets, highways and utility systems in Southern Florida under long-term contracts. The Company's service capabilities include construction management, engineering, and contracting services including earthwork, paving, utilities, demolition, and hauling. Farache's customer base includes government departments and agencies including municipalities and school boards, institutions including

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religious organizations, and well-known and capitalized private commercial entities including retail chains and developers.  The
Company also performs construction management, engineering, and disaster relief services. Farache is a licensed contractor in the state of Florida and is LEED certified.

For more information, please visit the Company's website at www.faracheent.com

About Iron Eagle Group, Inc.
Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of experts in construction, government contracting, defense, finance, operations, and business development. Management has created a compelling strategic plan to capitalize on the large market opportunity created by the federal government's stimulus package as well as funds that are flowing down to the state level for projects throughout the United States. Through the public capital markets, Iron Eagle believes it will have the access to capital to support increased needs for construction surety bonds. By executing on its growth strategy, Iron Eagle can achieve significant growth through highly focused targeting of federal, state, and municipal construction projects.

For more information, please visit the Company's website at www.ironeaglegroup.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.
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